Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Richard A. Raisig and Jeff Wilson, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K of Microvision, Inc. and any and all amendments to said Form 10-K, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Jacqueline Brandwynne ________________________ Jacqueline Brandwynne	Director	March 9, 2005
/s/ Slade Gorton ________________________ Slade Gorton	Director	March 9, 2005
/s/ Walter J. Lack ________________________ Walter J. Lack	Director	March 9, 2005
/s/ Dennis J. Reimer ________________________ Dennis J. Reimer	Director	March 9, 2005